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EXHIBIT 99.1

                        PRESS RELEASE

Editor Contact: Rebecca DiCorti Oak Technology, Inc. (408) 523-6658 rebeccadicorti@oaktech.com	Company Contact: John Edmunds Oak Technology, Inc. (408) 523-6510 johnedmunds@oaktech.com

Oak Technology Completes Acquisition of TeraLogic, Inc.
Company Updates Second Fiscal Quarter Revenues

        SUNNYVALE, Calif.—October 25, 2002—Oak Technology, Inc., (Nasdaq: OAKT) today announced that the company has completed the acquisition of privately held TeraLogic, Inc., a leading developer of video/audio processing hardware and software for digital home entertainment platforms. The operations of TeraLogic will be merged with Oak's existing operations to form Oak's TeraLogic Group, focused on consumer entertainment.

        TeraLogic, the number-one merchant supplier of high-definition television (HDTV) chipsets in the world today, brings world-class expertise in advanced video/audio and display processing technology for digital TV, HDTV and personal digital video recorders (PVR) to Oak. The companies believe the combined businesses further propel Oak's leadership position in the fast-growing digital media, digital imaging and digital home entertainment markets.

        Upon completion of the acquisition, TeraLogic's stockholders received a cash payment of $38 million, and Oak assumed approximately $12 million of TeraLogic's debts and obligations. In addition, Oak reserved 2.2 million shares of the company's common stock for future issuance to the employees of TeraLogic, pursuant to options granted to them upon closing the transaction. Further terms of the agreement were not disclosed.

        Oak said that although TeraLogic's December 2002 quarter revenues are forecasted to grow compared with the September 2002 quarter, the acquisition closed later than originally planned, which will reduce Oak's share of TeraLogic's revenue and expense for the second fiscal quarter, ending December 31, 2002. In addition, the company foresees the potential for additional softness in its core businesses due to the continued slow economy. Oak now expects revenue from the combined company to be down sequentially as much as 15 percent compared with the 5 percent previously forecast. The gross margin impact of the overall reduction is expected to be approximately $1.0 -$ 1.5 million, which should be offset almost entirely by the reduced absorption of TeraLogic operating expense. Therefore, expectations for a pro forma net loss for the quarter remain unchanged at $(0.21) to $(0.23) per share for the combined company.

About Oak Technology, Inc.

        Oak Technology, Inc., a leading provider of solutions for the storage, manipulation and distribution of digital content, is committed to driving the emerging world of connected Information Appliances. The company's fully integrated products and technologies target three key markets: optical storage (CD-RW and DVD for PC and consumer), digital imaging (advanced copiers, printers, faxes, scanners and MFPs), and digital home entertainment (digital TV, HDTV and PVRs). Founded in 1987, Oak is headquartered in Sunnyvale, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol OAKT. Additional information about Oak and its digital solutions can be found at www.oaktech.com.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: In addition to the historical information contained herein, statements in this press release may contain forward-looking statements within the meaning of the Federal securities laws and are subject to the safe harbors created thereby. These statements involve risks and uncertainties inherent in acquisitions of technologies and businesses of TeraLogic and Oak; other integration issues including costs and unanticipated expenditures, changing relationships with customers, suppliers, and strategic partners, potential contractual intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized; pricing pressures and other competitive factors and may differ materially from actual future events or results. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: factors that could cause actual outcome to differ materially from those set forth include, without limitation, the rate of adoption of new technology, the rate of growth of Imaging, Optical and HDTV markets, changes in product mix or distribution channels; the demand for semiconductors, printer software and end-user products that incorporate semiconductors and printer software; technological difficulties and resource constraints encountered in developing and/or introducing new products, and market acceptance of new products. Forward-looking statements contained in this press release regarding expected financial results, industry trends, sales and future product development and business strategies and activities should be considered in light of these factors, and those factors discussed from time to time in the company's public reports filed with the Securities and Exchange Commission, such as those discussed in the company's Annual Report on Form 10K for fiscal year ended June 30, 2002, and in quarterly reports on Form 10Q.

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        Oak Technology is a registered trademark of Oak Technology, Inc. TeraLogic is a trademark of Oak Technology, Inc. All others are trademarks or registered trademarks are the property of their respective owners.

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  EXHIBIT 99.1